EXHIBIT 3.1
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ASSETMARK FINANCIAL HOLDINGS, INC.
ARTICLE ONE
The name of the Corporation is AssetMark Financial Holdings, Inc.
ARTICLE TWO
The address of the Corporation’s registered office in the State of Delaware is 131 Continental Drive, Suite 305, in the City of Newark, County of New Castle 19713. The name of its registered agent at such address is Legalinc Corporate Services Inc.
ARTICLE THREE
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE FOUR
The total number of shares of stock which the Corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value one cent ($0.01) per share.
ARTICLE FIVE
The Corporation is to have perpetual existence.
ARTICLE SIX
In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation (the “Board of Directors”) is expressly authorized to make, alter or repeal the by-laws of the Corporation.
ARTICLE SEVEN
Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

#98800031v2

ARTICLE EIGHT
To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if the General Corporation Law of the State of Delaware is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any amendment, repeal or elimination of this paragraph, or the adoption of any provision of this Second Amended Certificate inconsistent with this paragraph, shall not affect its application with respect to an act or omission by a director or officer occurring before such amendment, adoption, repeal or elimination. Solely for purposes of this ARTICLE EIGHT, “officer” shall have the meaning provided in Section 102(b)(7) of the General Corporation Law of the State of Delaware as amended from time to time.
ARTICLE NINE
        The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any individual (and the heirs, executors or administrators of such individual) (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or an individual for whom he or she is the legal representative, is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust or other enterprise, and such indemnification shall continue as to an individual who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors. The Corporation may, by the action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers as the Board of Directors shall determine to be appropriate and authorized by applicable law.
ARTICLE TEN
        The Corporation shall to the fullest extent permitted by applicable law pay the expenses (including attorneys’ fees and expenses) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under ARTICLE NINE or otherwise. The rights contained in this ARTICLE TEN shall inure to the benefit of a Covered Person’s heirs, executors and administrators. By action of the Board of Directors, the Corporation may advance expenses to employees and agents of the Corporation with the same scope and effect as the foregoing rights to advancement of expenses of directors and officers as the Board of Directors shall determine to be appropriate and authorized by applicable law.
ARTICLE ELEVEN
The Corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.
ARTICLE TWELVE
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.
ARTICLE THIRTEEN
To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this ARTICLE THIRTEEN shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

* * * * *